NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President
(847) 382-1000

Mary Ellen Dammyer
Investor Relations
(847) 382-1000

CTI Industries Corporation Reports 2005 Financial Results

FOR IMMEDIATE RELEASE
Thursday, April 13, 2006

BARRINGTON, IL, April 13, 2006 -- CTI Industries Corporation (NASDAQ Capital Market – CTIB), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2005, as well as for the three months ended December 31, 2005.

Year End Results

For the year ended December 31, 2005, consolidated net sales totaled $29,190,000 compared to consolidated net sales of $37,193,000 for the year ended December 31, 2004. For the year, the Company incurred a net loss of ($333,000) or ($0.17) per share (basic and diluted) compared to a net loss of ($2,479,000) or ($1.28) per share (basic and diluted) for the year ended December 31, 2004.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2005 were $6,480,000, compared to consolidated net sales of $8,582,000 for the fourth quarter of 2004. The Company had net income of $52,000 or $0.03 per share (basic) and $0.02 per share (diluted) for the fourth quarter of 2005 compared to a net loss of ($2,565,000) or ($1.31) per share for the fourth quarter of 2004.

Key Factors and Trends

During 2005, the Company experienced declines in sales in its metalized balloon, laminated and printed films and flexible packaging product lines. However, the Company also reduced production and operating expenses during the year and gross margins improved from 17.1% of net sales in 2004 to 22.1% of net sales for 2005. During the fourth quarter of 2005, the Company had income from operations of $652,000. This result includes a charge of $124,000 for the amount of impairment of the value of the goodwill of the Company in its Mexican subsidiary, Flexo Universal, S.A. de C.V.

Howard Schwan, the Company's President, said "During 2005, we made significant strides toward achieving a balance of our production and operating costs to our revenues. We reduced domestic production overhead costs by about $1,460,000 during the year and also reduced selling and administrative expenses by $1,230,000 compared to 2004. Our goals are to achieve profitability at our current sales levels and, at the same time, to increase sales by the design and introduction of new products and the development of new customers and channels of distribution."

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are "forward-looking" statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,	
	2005	2004	2005	2004
Net sales	$ 29,189,974	$ 37,193,109	$ 6,480,189	$ 8,581,819
Cost of sales	22,725,825	30,840,989	4,715,173	8,078,075
Gross profit	6,464,149	6,352,120	1,765,016	503,744
Operating expenses:				
General and administrative	3,846,538	4,410,595	819,410	1,169,303
Selling	1,064,944	1,495,257	269,155	367,670
Advertising and marketing	776,571	1,014,463	174,226	96,483
Asset Impairment Loss	124,000	-	124,000	-
Total operating expenses	5,812,053	6,920,315	1,386,791	1,633,456
Income (loss) from operations	652,096	(568,195)	378,225	(1,129,712)
Other income (expense):				
Interest expense	(1,230,964)	(1,350,085)	(362,811)	(340,168)
Other	45,128	395,489	(171,724)	107,408
Total other (expense) income	(1,185,836)	(623,884)	(534,535)	(232,760)
Loss before income taxes and minority interest	(533,740)	(1,192,079)	(156,310)	(1,362,472)
Income tax (benefit) expense	(200,392)	1,286,232	(208,560)	1,201,953
Loss before minority interest	(333,348)	(2,478,311)	52,250	(2,564,425)
Minority interest in (loss) income of subsidiary	(139)	1,063	65	(1)
Net (loss) income	$ (333,209)	$ (2,479,374)	$ 52,186	$ (2,564,424)
Loss applicable to common shares	$ (333,209)	$ (2,479,374)	$ 52,186	$ (2,564,424)
Basic loss per common share	$ (0.17)	$ (1.28)	$ 0.03	$ (1.31)
Diluted loss per common share	$ (0.17)	$ (1.28)	$ 0.02	$ (1.31)
Weighted average number of shares and equivalent shares of common stock outstanding:				
Basic	1,977,235	1,930,976	2,036,473	1,954,100
Diluted	1,977,235	1,930,976	2,210,767	1,954,100

CTI Industries Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
ASSETS		
Current assets:		
Cash	$ 261,982	$ 526,470
Accounts receivable, (less allowance for doubtful accounts of $80,000 and $404,000 respectively)	4,343,671	6,123,137
Inventories, net	7,022,569	8,348,494
Prepaid expenses and other current assets	707,082	646,805
Total current assets	12,335,304	15,644,906
Total property, plant and equipment, net	9,616,744	10,588,511
Total other assets	1,584,002	1,654,147
TOTAL ASSETS	$ 23,536,050	$ 27,887,564
LIABILITIES AND STOCKHOLDERS' EQUITY		
Total current liabilities	14,761,388	18,435,055
Total long-term liabilities, less current maturities	6,037,452	6,491,109
Minority interest	11,368	10,230
Total stockholders' equity	2,725,842	2,951,170
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 23,536,050	$ 27,887,564